CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is made this 15 day of October, 1997, by and among Wireless Data Solutions, Inc., a Florida corporation, and its successors and assigns, whose principle place of business is located at 1016 Shore Acres Drive, Leesburg, Florida 34784 (the "Company") and David A. Wood, Jr. D.b.a. ICS Communications, Inc., (the "Consultant"), whose principle place of business is 4902 Cameron Valley Pkwy, Charlotte, NC 28210. This Agreement shall be considered executed upon the signing of both parties (the "Company" & the "Consultant").

                            AGREEMENT
                            ---------

1. Consultant Services. The company acknowledges the employment of Consultant and the Consultant hereby acknowledges acceptance of such employment, and will perform the services listed in paragraph #2. These services performed by the Consultant hereunder will be personally rendered by the Consultant except those persons normally employed or contracted by the Consultant in rendering these services.

2. Services to be Performed. Development, implementation and maintenance of investor relations and market awareness program, through the following methods, without limitation: direct mail information, national financial publications, mass e-mail program, financial internet publications, radio and television programs, newsletter publications, press releases, interface with stockbrokers and market makers, and assist in preparation of Company information materials.

3. Compensation. In consideration of the services performed by the Consultant hereunder, shares of the Company's common stock shall be issued to the Consultant according to the following schedule:

          Name of Consultant                  Number of Shares
          ------------------                  ----------------
          David A. Wood Jr.                   150,000 (1st 6 months)

Note: The compensation for last 6 months of this Agreement will be re-evaluated at the end of the first 6 months segment and presented to the company for acceptance.

4. Expenses. The Company shall be responsible for printing of business plans, travel, and out of pocket expenses incurred by the company, and any budget expenses with prior approval from company not usually performed by Consultant. The Consultant will be responsible for expenses incurred as described under item 2. "Services to be performed", and as stated in the Consultant Agreement between the two parties dated 4/15/97 under item 4. Regarding SEC forms.

5. Period of Performance. The period of performance under this Agreement shall be for a term of twelve (12) months from the date hereto. The compensation for the Consultant will be re-evaluated for the last six (6) months of this agreement.

6. Contractual Agreement. In performing the services under this Agreement, the Consultant shall operate as, have status of, an independent contractor.

Limitation on Nature of Services. The services to be performed by the Consultant and paid for by issuance of shares of common stock of the Company shall not be for services related to any "capital raising" transaction.

8. Securities Laws. Consultant represents to the Company that he is not a member of the National Association of Securities Dealers, Inc., but is never the less knowledgeable about Federal and State securities laws. Consultant further represents and warrants that he will not violate any applicable securities law in rendering the services pursuant to this Agreement and will hold the Company harmless with respect to any breach of this representation. The Company and the Consultant shall fully comply with any and all federal and state securities laws, rules and regulations.

9. Company Information and Indemnification. The Consultant acknowledges that in the course of performance of services under this Agreement, he will have access to confidential information concerning the Company, its business and operations. The Consultant agrees not to disclose confidential information to third parties or use any confidential information for any purpose other than the performance of this agreement. The Consultant must at all times rely on the accuracy and completeness of information supplied by the Company, its officers, directors, agents, and employees. Therefore the Company agrees to indemnify, hold harmless, and defend the Consultant under this Agreement at the Company's expense, in any proceeding or suit which may arise out of and/or due to the inaccuracy or incompleteness of such material supplied by the Company to the Consultant. Consultant agrees to indemnify, hold harmless, & defend the company in any proceeding or suit which may arise out of Consultant's misrepresentation of information or material supplied by the Company.

10. Corporate Status. The Company acknowledges that it is a duly organized corporation, validly existing and in good standing under the laws of the State of Utah.

11. Sophisticated Investors. The consultant represents and warrants that by reason of income, net assets, education background and business acumen, he has the experience and knowledge to evaluate the risks and merits attendant to an investment in shares of common stock in the Company, either singly or through the aid and assistance of a competent professional, and is fully capable of bearing the economic risk of loss of his/her total investment in the Company. The Consultant further represents and warrants that he is familiar with the provisions of S-8 issued stock and will comply with all applicable law in the sale of the shares received as compensation under this Agreement.

12. Further Assurances. At any time, and from time to time, after the execution hereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purpose of this Agreement.

13. Entire Agreement. This agreement constitutes the entire Agreement between Wireless Data Solutions, Inc. ("the Company") and David A. Wood Jr. (the "Consultant").

COMPANY: Wireless Data Solutions, Inc.

By: /s/ M. B. McLaughlin              Date: 9/22/97
    --------------------
Title: CEO

CONSULTANT: David A. Wood Jr., D.b.a. ICS Communications, Inc.

By: /s/ David A. Wood Jr.             Date: Sept. 22, 1997
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    David A. Wood Jr.